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                                                                   EXHIBIT 10.26

                                LETTER AGREEMENT

                                 BY AND BETWEEN

                             ALVAREZ & MARSAL, INC.

                                       AND

                             THE WARNACO GROUP, INC.

                                JANUARY 29, 2003



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                             ALVAREZ & MARSAL, INC.
--------------------------------------------------------------------------------
 101 East 52nd Street - 6th Floor o New York, NY 10022 o Phone: 212.759.4433
                                 o 212.759.5532

January 29, 2003

The Warnaco Group, Inc.
90 Park Avenue - 26th Floor
New York, New York 10016
Att: Mr. Stanley P. Silverstein, Esq.

Dear Stanley,

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal, Inc. ("A&M") and The Warnaco Group, Inc. (together with its divisions, subsidiaries and affiliates, the "Company"), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below this letter will constitute an agreement between the Company and A&M (the "Agreement").

1.   Description of Services.

     (a) Personnel. In connection with this engagement, A&M shall make available the following personnel to the Company:

          (i) Antonio C. Alvarez II to continue to serve as President and Chief Executive Officer (the "CEO") reporting to the Board of Directors of the Company.

          (ii) James Fogarty to continue to serve as Senior Vice President Finance and Chief Financial Officer (the "CFO") reporting to the CEO and

          (iii) Douglas Rosefsky and William Gordon each of whom will be available to serve the Company as required (the "Additional Personnel").

     (b)  Duties.

          (i) The CEO and CFO shall continue to perform those duties and responsibilities typically assigned to the CEO and CFO.

          (ii) Upon the commencement of employment of a new Chief Executive Officer or Chief Financial Officer, the compensation related to such services set forth in Paragraph 2 below shall terminate. In each such event the CEO or CFO as appropriate shall provide such transition assistance as reasonably required by the Company.


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          (iii) The Additional Personnel shall perform such services as requested or directed by the Company and agreed to by such individual.

     (c) Employment by A&M. It is understood that the CEO, CFO and the Additional Personnel will continue to be employed by A&M. It is further understood that while rendering services to the Company, such individuals may continue to work with other personnel at A&M in connection with matters unrelated to the Company, provided such work will not unduly interfere with the provision of services pursuant to this Agreement.

          Projections; Reliance; Limitation of Duties. The Company understands that the services to be rendered by the CEO, CFO and the Additional Personnel may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company's operations, which may materially and adversely differ from those projections and other forward-looking statements. In addition, the CEO, CFO and the Additional Personnel may be relying on information provided by other members of the Company's management in the preparation of those projections and other forward-looking statements. Neither the CEO, CFO, the Additional Personnel nor A&M assumes responsibility for the selection of any. transaction or strategic alternative that any such individual assists in formulating and presenting to the Board, and the CEO, CFO and Additional Personnel shall be responsible for implementation only of a transaction or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

     (d) Additional Responsibilities. Upon the mutual agreement of the Company and A&M, A&M may provide such additional personnel as the Company may request to assist in performing the services described above and such other services as may be agreed to, on such terms and conditions and for such compensation as the Company and A&M shall agree.

2.   Compensation

     (a) A&M will be paid by the Company for the services of the CEO, CFO and the Additional Personnel at the following rates.

          i.   Antonio C.Alvarez II (CEO)   $125,000 per month while engaged as
                                            CEO and for fifteen (15) days after
                                            the commencement of employment of a
                                            new CEO; thereafter $750 per hour
                                            for transition services.

          ii.  James Fogarty (CFO)          $475 per hour

          iii. Douglas Rosefsky             $425 per hour

          iv.  William Gordon               $375 per hour

          v.   Other A&M Staff
              (as mutually agreed)          A&M standard rates


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          Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

          Prior to the engagement of a permanent CEO or CFO, Messrs. Alvarez or Fogarty shall not receive compensation on account of their service as a director. Upon the engagement of a permanent CEO or CFO, Messrs. Alvarez or Fogarty (as appropriate) will receive directors' compensation.

     (b) In addition, A&M will be reimbursed by the Company for the reasonable out-of pocket expenses of the CEO, CFO and the Additional Personnel and, if applicable, other A&M personnel, incurred in connection with this engagement, such as travel, lodging, duplication, computer research, messenger and telephone charges. In addition, A&M shall be reimbursed by the Company for the reasonable fees and expenses of its counsel incurred in connection with the preparation and negotiation of this Agreement. All fees and expenses due to A&M will be billed on a monthly basis or, at A&M's discretion, more frequently.

     (c) The Company shall provide A&M with a retainer in the amount of $100,000, which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder. For the avoidance of doubt, the $100,000 retainer Mr. Alvarez currently holds pursuant to his Amended Employment Agreement with the Company will be deemed to satisfy the Company's obligation in accordance with this Paragraph 2(c).

     (d) The Company and A&M agree that in addition to the compensation, set forth above, A&M shall be eligible to receive incentive compensation in connection with the provision of certain services hereunder (the "Incentive Compensation"). A&M and the Company agree to promptly discuss in good faith and to endeavor to reach agreement within 30 days from the date hereof on the services which are intended to qualify for Incentive Compensation, the amount of any Incentive Compensation and the terms upon which it shall be payable (including A&M's right to receive any such agreed upon Incentive Compensation in connection with events or transactions which may occur after the termination of this Agreement).

3.   Term

     The engagement and this Agreement will commence as of the effective date of the Company's Plan of Reorganization and may be terminated in whole or in part (relative to the provision of services of any of the personnel identified in Paragraph 2(a)) by either party without cause by giving 30 days' written notice to the other party. In the event of any such termination, any compensation pursuant to Paragraph 2 and expenses due to A&M shall be remitted promptly (including compensation and expenses that accrued prior to but were invoiced subsequent to such termination). The Company may immediately terminate A&M's services hereunder at any time for Cause by giving written


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     notice to A&M. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including compensation and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under Paragraph 8. For purposes of this Agreement, "Cause" shall mean if (i) A&M, the CEO or CFO is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) A&M, the CEO or CFO willfully disobeys a lawful direction of the Board; or
     (iii) a material breach of any of A&M's or the CEO's, CFO's or the Additional Personnel's material obligations under this Agreement which is not cured within 30 days of the Company's written notice thereof to A&M describing in reasonable detail the nature of the alleged breach. A&M may terminate this Agreement at any time for Good Reason. For purposes of this Agreement, termination for "Good Reason" shall mean either its resignation caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within 30 days of A&M having given written notice of such breach to the Company describing in reasonable detail the nature of the alleged breach.

4.   No Audit, Duty to Update.

     It is understood that except for those duties and responsibilities undertaken or assumed in connection with the performance of their functions as CEO and CFO, the CEO, CFO, the Additional Personnel and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company.

5.   No Third Party Beneficiary.

     The Company acknowledges that all advice (written or oral) given, by A&M to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M's prior approval (which shall not be unreasonably withheld), except as required by law.

6.   Conflicts.

     A&M is not currently aware of any relationship that would create a conflict of interest with the Company. Because A&M is a consulting firm that serves clients on an international basis in numerous cases, both in and out of court, it is possible that A&M may have rendered services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of


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     the Company. In the event you accept the terms of this engagement, A&M will not represent, and A&M has not represented, the interests of any such entities or people in connection with this matter.

7.   Confidentiality / Non-Solicitation.

     The CEO, CFO, the Additional Personnel and A&M shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this engagement. This Agreement shall constitute a "Confidentiality Agreement" for purposes of Regulation FD promulgated pursuant to the Securities Exchange Act of 1934. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. Except as specifically provided for in this letter, the Company agrees not to solicit, recruit or hire any employees of A&M effective from the date of this Agreement and continuing for a period of two years subsequent to the termination of this engagement. Should the Company extend offers of employment to any A&M employee (other than as specifically provided for in this Agreement) and should such an offer be accepted, A&M will be entitled to a fee based upon such individual's hourly rates multiplied by an assumed annual billing of 2,000 hours. This fee would be payable at the time of the individual's acceptance of employment from the Company. The election of Messrs. Alvarez and Fogarty as directors shall not constitute an offer of employment for purposes of this Paragraph 7 or entitle A&M to any fee other than the compensation set forth in Paragraph 2 above. The non-solicitation and other obligations of A&M and Antonio C. Alvarez II set forth in Paragraph 6 of that certain engagement letter between the Company and A&M dated April 30, 2001 and Paragraph 9 of the Amended Employment Agreement between the Company and Antonio C. Alvarez II shall continue in accordance with their respective terms.

8.   Indemnification.

     The Company shall indemnify the CEO and CFO to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company's bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CEO and CFO. The CEO and CFO shall be covered as officers under the Company's existing director and officer liability insurance policy. The Company shall also use commercially reasonable efforts to maintain any such insurance coverage for the CEO and CFO for a period of not less than two years following the date of the termination of such officer's services hereunder. The provisions of this Paragraph 8 are in the nature of contractual obligations and no change in applicable law or the Company's charter, bylaws or other organizational documents or policies shall affect the CEO's and CFO's rights hereunder. The attached indemnity provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall survive termination.


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9.   Miscellaneous.

     This Agreement shall (together with the attached indemnity provisions) be:
     (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-performance of the Company or A&M hereunder.

     If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

                                              Very truly yours,

                                              Alvarez & Marsal, Inc.


                                              By: /s/ James P. Fogarty
                                                  ------------------------------
                                                  James P. Fogarty
                                                  Managing Director


Accepted and Agreed:

The Warnaco Group, Inc.
For itself and by and on behalf of all its subsidiaries,


By: /s/ Stanley P. Silverstein
    -------------------------------------
    Stanley P. Silverstein
    Vice President
    Chief Administrative Officer

cc: Mr. Stuart Buchalter


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                             ALVAREZ & MARSAL, INC.
--------------------------------------------------------------------------------
 101 East 52nd Street - 6th Floor o New York, NY 10022 o Phone: 212.759.4433
                                 o 212.759.5532

                            INDEMNIFICATION AGREEMENT

This indemnity is made part of an agreement, dated January 29, 2003 (which together with any renewals, modifications or extensions thereof, is herein referred to as the "Agreement") by and between Alvarez & Marsal, Inc. ("A&M") and the Warnaco Group, Inc. (together with its divisions, subsidiaries and affiliates the "Company"), for services to be rendered to the Company by A&M.

A. The Company agrees to indemnify and hold harmless each of A&M, its shareholders, employees, agents, representatives and subcontractors (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties' acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent for any such liability for losses, claims, damages, liabilities or expenses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct. The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding. A&M will not settle, compromise or consent to the entry of any judgment in any proceeding or threatened claim, suit, action or proceeding in respect of which indemnification may be sought hereunder without the prior written consent of the Company, which shall not be unreasonably withheld.

B. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties.


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C. If any action, proceeding or investigation is commenced to which any
Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld.

D. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties' aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also fond liable for such fraudulent misrepresentation.

E. In the event the Company and A&M seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which A&M would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys' fees and expenses,


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in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. The Company will also promptly pay the Indemnified Parties for any expenses reasonable incurred by them, including attorneys' fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim a prepetition claim or a postpetition claim.

F. Neither termination of the Agreement nor termination of A&M's engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties nay be entitled under the certificate of incorporation or bylaws of the Debtors, any other agreements, any vote of stockholders or disinterested directors of the Debtors, any applicable law or otherwise.

The Warnaco Group, Inc.                       ALVAREZ & MARSAL, INC.


By: /s/ Stanley P. Silverstein                By: /s/ James P. Fogarty
    ------------------------------------          ------------------------------
    Stanley P. Silverstein, Esq.                  James P. Fogarty
    Vice President, General Counsel &             Managing Director
    Chief Administrative Officer


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